Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Gastar Exploration, Ltd.
Houston, Texas
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-174552-01) and Form S-8 (Nos. 333-139112 and 333-159882) of Gastar Exploration, Ltd. of our reports dated March 8, 2012, relating to the consolidated financial statements of Gastar Exploration Ltd., and the effectiveness of Gastar Exploration, Ltd.'s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

BDO USA, LLP
Dallas, TX
March 8, 2012